Exhibit 99.2
RADISYS CORPORATION
First Quarter Conference Call
July 27, 2006
4:00 pm CT

Operator:	Good afternoon. My name is Latricia and I will be your conference operator today. At this time I would like to welcome everyone to the RadiSys Second Quarter Earnings Release conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you.

I would now like to turn the conference over to Mr. Scott Grout, President and CEO of RadiSys. Please go ahead, sir.

Scott Grout:	Thank you Latricia. Good afternoon and thank you everybody for joining our second quarter conference call. On this call we will review our results for the second quarter of 2006 as well as our outlook for the third quarter and then we’ll open the call up for questions. Participating on the call with me today are Julia Harper, our CFO, Brian Bronson, our VP of Finance and Business Development, and myself, Scott Grout, President and CEO. Before we get started I would like to turn the call over to Julia for a caution about forward-looking statements.

Julia Harper:	Thanks Scott. Any statements in this call regarding future expectations for the business of RadiSys constitute forward-looking statements that involve a number of risks and uncertainties. We caution you not to place undue reliance on these statements. Factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in our press release today, which may be found on our website at www.radisys.com and in our SEC filings, including our 2005 Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All information provided in this call is as of July 27, 2006. The Company undertakes no duty to update any forward-looking statements to conform the statement to actual results or changes in the company’s expectations.

In addition, we’ll be referring to certain non-GAAP financial measures on the call that exclude the effects of equity-based compensation expense, restructuring charges and insurance gains. For a reconciliation of these non-GAAP financial measures please refer to the press release issued today which is again available in the Investor Relation section of our website at www.radisys.com.

Now I’ll turn the call back to you, Scott.

Scott Grout:	Thanks Julia. I am very pleased with our financial and strategic performance for this quarter. Revenue for the second quarter was $84.5 million, which was up 28% sequentially and up 28% over the same period last year. Our revenues were the highest that we’ve seen in over five years and our growth was attributable to increased market penetration and demand in both our wireless and medical markets. Our wireless revenues grew 75% and our medical revenues grew 39% over the same period last year. Our standard product design wins also reached a record high for us in the quarter. We were awarded new business for products in both our Promentum and Procelerant product lines in applications that include 3G wireless infrastructure, IP security, wireless billing and medical imaging.

GAAP net income in the second quarter was $4.4 million or $0.18 per diluted share. Non-GAAP net income for the second quarter was $5.0 million or $0.20 per diluted share. Julia will be giving you more information on non-GAAP net income and earnings per share later on the call. We increased our cash and investment balance from the prior quarter by roughly $12 million, totaling now $243 million at the end of the quarter.

We announced in June that we would be the first to market with our new Promentum™ SYS-6010 with is the first and only working 10 Gigabit common-manage platform for high bandwidth network element and data plane application. This product has already been selected by telecom equipment manufacturers to be used in applications, including IMS infrastructure, radio and base station controllers, media gateways, call servers and

IPTV network elements to name a few. We expect to begin shipping EAUs, or Early Evaluation Units, of this product to customers in the fall as planned. In June, we also announced the RMS420, a high performance embedded server featuring two dual-Intel Xeon processors or Dual-Core Intel® Xeon® processors. This new server can be used in many demanding data and graphic intensive applications, including medical image processing and display, military imaging, industrial machine vision, test and measurement, signal processing and 3D and 4D image display.

Today, we are also very pleased to announce that we have entered into a definitive agreement to acquire privately held Convedia Corporation, the global leader in IP media processing technologies and Media Server products. We are very excited about bringing the highly talented Convedia team into RadiSys and view it as a meaningful strategic accelerator for RadiSys that will expand our platform business as well as broaden the base of our core technologies. Convedia is a leading player in the emerging IMS and Voice over IP (“VoIP”) markets, which we see as important and growing markets for us. The combination of our leadership in ATCA and Convedia’s leadership in IP media processing will create a broader and more compelling portfolio of solutions for our customers in an expanded addressable market.

Convedia and RadiSys both share a passion for helping our customers deliver new products to market faster and at a lower total cost. This acquisition will increase the breadth and depth of products and technologies that we can offer to our customers to include media processing, packet processing, data management and high-speed communication. Together, Convedia and RadiSys will have a combined team of approximately 600 employees, 270 of which are in R&D and have deep expertise in next generation communication systems. In addition to fulfilling a broader range of our customers’ product and technology needs, the combination will strengthen our global footprint, enabling greater customer traction and support of new product designs and deployments around the world.

I’d like to take a minute to give you some background information on Convedia and why we believe this acquisition will be an important and positive event for RadiSys and our shareholders. Convedia was founded in 2000 and is headquartered in Vancouver, Canada, with offices in Shanghai, Shenzhen, Ottawa, and New Jersey. The Convedia team is growing, with currently 116 employees, 70 of which are in R&D specializing in IP media processing software and systems. Convedia’s customer traction and revenues have also been growing rapidly with revenues around $20 million annualized run rate in the quarter ending June 30 of this year. We currently anticipate that this business, when combined with RadiSys, will grow to be a meaningful portion of total corporate revenues over the next few years.

Convedia has developed and is now deploying the market leading family of IP media processing hardware and software platforms. These platforms are used at the heart of next generation VoIP and IMS networks and enable telecommunication service providers to deliver a broad range of higher value, media-rich services to their end users to increase their revenues while at the same time reducing service delivery cost. Convedia’s media servers are used for many new and existing network services, including interactive voice response, voice and video conferencing, network announcements, multimedia messaging and speech and video processing and delivery. All of these services are delivered on a turnkey, flexible, standard-compliant platform provided by Convedia. Convedia has also consistently been identified as the market leader in media servers by leading independent research firms such as Frost & Sullivan, ilocus and Infonetics, each of which follow closely the rapidly growing VoIP and IMS markets.

Convedia’s award-winning family of products includes the CMS-6000 Media Server, a carrier class media server capable of scaling up to 18,000 ports per shelf for high-capacity applications. They also have the CMS-1000 Media Server for lower cost, entry-level applications used by smaller service providers, large enterprises and/or network edge deployment. Convedia also recently announced two new products, their CMS-9000, a carrier class media server optimized for large IMS network deployments with up to 24,000 ports per shelf. And the CMS-3000, a turnkey high-performance media server for enterprise and smaller IMS network deployments. As part of RadiSys, Convedia’s full family of media servers will be offered under the RadiSys corporate brand and will continue to be developed and enhanced as part of our overall product roadmap. In addition, we have planned to leverage Convedia’s software-based media server technology called eXMP onto RadiSys’ market leading ATCA platforms to further expand our market opportunities.

The acquisition of Convedia provides a number of meaningful competitive advantages to RadiSys. First, it accelerates our penetration into the high growth VoIP and IMS markets. Second, it accelerates our strategy of providing turnkey, application-ready platforms for our customers. Third, it opens up RadiSys to many new target customers where Convedia has existing relationships. Convedia has deployed their products with more than 200 customers around the globe, including 25 of the top 50 global telecommunication service providers and many Fortune 500 and enterprise customers. Finally, with Convedia’s established market presence in China and Asia-Pacific we will better be able to enhance our global reach and our ability to acquire, service and support more customers around the world.

Consideration for the transaction will consist of $105 million in cash, subject to certain adjustments as well as a contingent earn out of up to $10 million based on the achievement of certain profitability milestones over the next year. We expect the transaction to be accretive to RadiSys’ earnings per share within the first year after closing, excluding expenses associated with the outcome of purchase price allocation, incremental stock compensation expense and other non-capitalized acquisition-related expenses. The transaction is structured as a plan of arrangement under Canadian law and is expected to close by the end of the quarter. It is subject to customary closing conditions for a transaction of this nature. The acquisition will be accounted for as a purchase transaction and we will consolidate Convedia’s financial results after the closing date.

Until the transaction successfully closes, we, of course, are limited on the amount of specific information which we can disclose, such as Convedia’s financial performance or specific customers. We will provide further details regarding the impact of the transaction upon closing. Until then, more information on Convedia, their products and their team can be found on their website at www.convedia.com. We will be issuing the required pro forma financials for the combined company no later than 75 days following the closing. The transaction has received approval by both Boards of Directors of both companies. Following the transaction, Convedia will become a wholly owned subsidiary of RadiSys. We have already begun and are into the integration planning process and I have asked Brian Bronson, our VP of Finance and Business Development to lead the joint integration effort.

With that, I’d like to return to our results for the second quarter. Our revenues by market were derived as follows:

•     77% or $65.4 million of second quarter revenues were from our Communications Networking market. This market includes wireless infrastructure, IP networking, multimode messaging and other networking infrastructure. Wireless networks represented 49% of total revenues for the quarter and IP networking and messaging was 16% of total revenues for the quarter.

•     23% percent or $19.1 million of second quarter revenues were from our commercial systems market. This market includes medical imaging and diagnostic systems, test and measurement equipment, transaction terminals and semiconductor and manufacturing capital equipment. Medical system represented 10% of total revenues for the quarter.

Our top five customers for the quarter were Avaya, Comverse, Nokia, Nortel and Philips Medical. Collectively the top five customers represented about 72% of our revenue for the quarter. Nokia represented 49% of this quarter’s revenues, which was derived across a number of diverse wireless programs. From a geographic perspective, approximately 44% of our revenues were from Europe, 31% from North America and 25% from Asia-Pacific. Asia-Pacific revenues grew over 100% from the first quarter and over 200% from the same quarter last year.

With that, I’d now like to turn the call over to Julia who will give you some additional information about our second quarter financial results.

Julia Harper:	Thank you, Scott. As Scott mentioned previously, our revenue for the second quarter totaled $84.5 million and GAAP net income for the quarter was $4.4 million or $0.18 per diluted share. Non-GAAP net income was $5 million or $0.20 per diluted share, excluding stock compensation expense of $1.4 million, restructuring accrual reversals of $233 thousand and an insurance gain of $362 thousand.

Our GAAP gross margin percentage for the second quarter was 27.9%, including $198 thousand in stock compensation expense book to cost of sales. This rate is right in line with the guidance that we gave you on the April call. We currently expect our gross margin percent to be about a point lower in the third quarter, due to primarily to a less favorable product mix. Including stock compensation costs of approximately $225 thousand, the gross margin rate for Q3 is expected to be around 27%.

GAAP R&D and SG&A expenses totaled $20.2 million, which is up $2.9 million from the first quarter. The increase is related to higher investments in R&D for new product development as well as annual merit increases, higher incentive compensation on our improved operating income and an increase in stock compensation expense. R&D spending was up by about $1.6 million from the first quarter, but it was down as a percentage of sales from 13.9% to 12.7% in the second quarter. SG&A spending was up $1.3 million from the prior quarter but down as a percentage of sales from 12.5% to 11.2%. In our April call we stated that R&D and SG&A expenses would be up approximately $2 million. However the strong earnings and design win performance for the quarter resulted in higher variable compensation expenses. We’re currently expecting third quarter R&D and SG&A expenses to be down by about $200 thousand from the second quarter. We expect Q3 project-related R&D spending to decline by about $0.5 million and that will be partially offset by an expected increase of about $250 thousand in stock compensation expense.

Intangible amortization decreased by $189 thousand from the first quarter to $136 thousand in the second quarter as some of our acquired technology intangibles were fully amortized.

We recorded a restructuring accrual reversal of $233 thousand in the second quarter related to the extended employment of some of our Hillsboro manufacturing employees. This amount is excluded from our non-GAAP net income.

GAAP non-operating income for the second quarter was $2.7million which is up from $1.8 million in the first quarter. We continue to realize higher yields on our growing cash investments. We also recorded a gain of $362 thousand on an insurance policy related to our deferred compensation plan. This amount is excluded from our non-GAAP net income. We expect non-operating income to be around $2.5 million for the third quarter.

Our GAAP tax rate was 29.2% for the quarter. Our tax rate was higher than we previously expected due to an increase in projected full-year earnings and the expected mix of foreign versus domestic earnings. For the rest of 2006 we’re estimating that our tax rate will be approximately 28%, but this can vary depending on our revenue and earnings mix for the year.

We recorded $1.4 million of stock compensation expense to our income statement for the second quarter. We currently expect stock compensation expense to increase to about $1.7 million for both the third and fourth quarters. Due to the benefit we received in the past from accelerating the vesting of underwater options, our stock compensation expense is now approaching an expected run rate level. As we have stated previously, our stock compensation projections can vary, depending on variables like the number of options issued, stock price and interest rate volatility.

Our basic weighted average shares increased to 21.0 million and our GAAP fully diluted shares increased to 25.9 million, as compared to 20.7 million basic shares and 25.5 million diluted shares in the first quarter. An additional 76 thousand diluted shares related to options outstanding are used in our non-GAAP net income per share calculation. These options are excluded from GAAP diluted shares due to their inclusion in stock compensation expense. The increase in overall weighted average shares this quarter is attributable to the issuance of shares for stock option exercises and ESPP purchases by our employees. We expect our fully diluted share count to be between 26.2 and 26.6 million in the third quarter, depending on the average stock price for the quarter.

Moving to the balance sheet, our total cash and investments increased to $243 million at the end of the quarter. Net cash which we define as cash and investments less our convertible debt at face value, increased $11.7 million from the first quarter, to a total of $140 million at the end of the second quarter.

Our trade receivables increased by $13 million to $57.5 million on a revenue increase of $18.7 million over the prior quarter. DSO for the second quarter was about flat at 62 days and we expect it remain around this level for the third quarter.

Our net inventory balance increased $2.4 million from the prior quarter to $15.7 million, as our raw materials increased to support initial new product builds and last-time buys backed by customer contracts. Inventory turns were 15.6, up from 14.4 turns in the prior quarter. As we have indicated previously, we’ve been experiencing less than optimal service from our contract manufacturing partner in Mexico. As a result we are disengaging from the Celestica Monterrey, Mexico plant. We are currently working with our contract manufacturing partners to transition these products to alternate sites. We expect to see inventory increase to about $20 million in the third quarter as we purchase inventory to manage the production transfers out of the Celestica Monterrey plant.

Our cash cycle time decreased to 15 days from 20 days in the prior quarter and we expect cash cycle time to be in the low 20s in the near term.

Capital expenditures were $1.4 million for the quarter and depreciation expense was $1.3 million. We expect them both to stay at approximately that same level for the third quarter.

With that, I’ll turn it back over to Scott to talk about the outlook for the third quarter.

Scott Grout:	Thanks Julia. Regarding our outlook for the third quarter, please note that this is our view as of today and it is a forward-looking statement subject to risks and uncertainties as discussed previously and in our press release made available earlier today.

We expect to have another strong quarter and currently project third quarter revenues to be in the range of $80 to $85 million. This is based on continued strength in our communications networking and commercial markets. We expect GAAP diluted earnings per share to be in the range of $0.12 to $0.15, which includes the impact of $1.7 million or $0.05 per share for estimated stock compensation expenses. This outlook and all of the financial projections for the second half given during this call exclude any impact related to the expected acquisition of Convedia Corporation.

As I previously mentioned, we are very excited about bringing the highly-talented Convedia team into RadiSys. In addition to meaningfully expanding our platform capabilities and our addressable market, Convedia enhances our product portfolio, our base of core technologies and our strategic direction very well. We believe that IMS and VoIP is an important and growing market for us and Convedia is the leading provider of IP media processing platforms for these markets. With our ATCA leadership and Convedia’s market-leading products and strong customer relationships, we will create a broader and more compelling portfolio of solutions for our customers.

We remain very excited about our business. We have shown growth in our design wins, in our revenues, and in our earnings and we are making good progress on our strategies for future growth. We believe that the market acceptance and enthusiasm around our new products remain strong and that our solutions are enabling our customers to bring better products to market faster, and at a lower total cost.

Before we open the call up for questions, I would like to invite all of you to the AeA 2006 Oregon Technology Investor Tour that’s being held on August 8th at our headquarters here in Hillsboro, Oregon. Julia and I, along with other members of the management team will discuss the company’s strategy, our view of the market and our financial performance. We will also discuss our strategy around the expected acquisition of Convedia Corporation. Our newest products will also be on display, such as our ATCA Promentum™ SYS-6010 platform and our new RMS420-5000XI embedded server. For more information about this event you can go to the Investor Relations section of our website.

Thank you and with that, Latricia, I think we are ready to open the call up for questions.

Operator:	Yes, sir. At this time I would like to remind everyone if you would like to ask a question please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Our first question comes from the line of David Duley with Merriman.

David Duley:	Well you’ve put your cash to work now. I was wondering if you might be able to let us know how you came up with a valuation on this particular acquisition.

Scott Grout:	The valuation is based on what it takes to close the deal- the normal bid/ask process- as well as our perspective on what we see as the market opportunities, strength of their product position in the marketplace and access to new customers.

David Duley:	Referring to the financial parameters, when you look at the price-to-sales ratio, based on the only data that we currently have, it is five times revenues. I imagine the growth rate is either quite robust or has a very high margin profile to pay that kind of money for it. So could you give us a little bit of an idea on the financial parameter side?

Julia Harper:	Dave, you’re exactly right. As we said, they’ve been growing their revenues rapidly. Obviously we’ve included projections in our valuation of the company and we’re expecting that growth to continue into the future. As we do with all acquisition candidates we use a variety of ways to come up with a valuation, including discounted cash flow analysis, comparisons of multiples of similar companies that are trading on the market today and/or similar acquisitions that have occurred in the market.

David Duley:	Is there a way you might be able to share what the gross margin profile is at the current run rate?

Julia Harper:	No, not currently, Dave. We’ll give you a lot more data later. But I think you could draw a good assumption that it’s probably a better gross margin rate than what our corporate average is today.

David Duley:	When I look at their media servers on their web page it looks a lot like your FlexiServer that I think you built for Nokia. It sounded like, in your description of these products, that these boxes are going to do both control plane of these networks and touch data. Help me understand the market opportunity and how you view the expansion of the total available market. What new markets does this bring and how big are they? What are they growing at and maybe give some data there?

Scott Grout:	The mission of Convedia’s products is different and a bit more advanced than what we’ve done in FlexiServer and what we’ve done in ATCA. Its real mission is IP media processing. There’s a bit of hardware associated with that but a significant amount of software. So if you look at their investments, the value that they create, they have some in hardware, a lot in software and then a lot in an overall integrated platform. This is the turnkey media-processing platform, high DSP hardware and software content that is flexible and programmable and can be used for all the different services that I listed. Where it goes in the network, again, is really around IMS as you move from conventional networking to IP and packet-based networking and VoIP. So its mission is really to be able to support that media processing in the IP domain. Their software content is quite a bit higher and their overall systems level integration is very well done.

David Duley:	How big are the markets that these products address?

Scott Grout:	There are a number of different research reports out there that we referenced. It does add very nicely to our view of total addressable market. Our recommendation would be for you to check out the research reports that exist on the embedded market for Convedia’s position in that market.

David Duley:	One housekeeping question and I’ll turn it over to someone else and circle back. You only gave the percentage for Nokia in the quarter. Was Nortel a 10% customer? Is anyone else a 10%?

Julia Harper:	No one else was 10%, Dave.

David Duley:	Was Nortel typically as it’s been recently like right below 10%

Julia Harper:	It was high single digits.

David Duley:	Thank you.

Operator:	Our next question comes from the line of Avery Son with Ivory Capital.

Avery Son:	I wanted to understand the third quarter margin and ask if you could talk to whether that number includes an impact of re-transitioning the manufacturing.

Julia Harper:	Yes, certainly it does, Avery. There’s always a lot of moving pieces in our gross margin rate. And one of the biggest impacts for the third quarter is just a mix of the kinds of products that we expect to ship. And as we’ve said before, we do have fairly significant variability from one product to another in our product families in terms of the gross margin. But certainly there are going to be ongoing transition activities and transition costs and pulling these products back from Mexico is also baked into our margin rate for the third quarter.

Avery Son:	I think the headwind has been about 50 basis points. Can you give us a sense of how much bigger the headwind might have become because of this one-time issue?

Julia Harper:	I don’t think it’s a lot more than that frankly. I think it’s still in that 50 to 100 basis points range.

Avery Son:	I may have missed this but I don’t know if you guys gave an update on the business funnel.

Scott Grout:	No, however, we did say that design wins for the second quarter were at record levels for us for standard products – so healthy quarter. The funnel continues to look very strong for us.

Avery Son:	Can you give us a sense of where it might stand because you gave it in the first quarter?

Scott Grout:	We are quantifying that every second or third quarter. Right now qualitatively speaking it was a very good quarter for us. We expect to continue to quantify every two or three quarters.

Avery Son:	“Record levels” means the design wins in the second quarter were greater than the design wins in the first quarter?

Scott Grout:	That is correct.

Avery Son:	One last question on the acquisition — from a growth rate standpoint, the run rate revenues are $20 million. Can you give us a sense what the annualized growth of the business is from a range standpoint? You know, is it over 100%? Is it 25% to 50%, just kind a very broad range? I know it’s hard to give more precise numbers.

Julia Harper:	Avery, with a smallish company like this that’s on a growth trajectory and initially dealing with fairly small revenue numbers, the growth rate in the first or second year can be very different than what you start seeing in the third, fourth or fifth year, so I’m not sure that giving you a growth rate of what they’ve been achieving is even going to be very meaningful in terms of what we’re expecting of the growth rate in the next year or two. I will tell you they’ve been growing very rapidly and our expectation is that they will continue to grow rapidly.

Operator:	Your next question comes from Matt Petkun with DA Davidson & Company.

Matt Petkun:	It looks like Nokia now is at an all-time high and not just in absolute dollar terms but as a percentage of quarterly revenue. Can you talk about some of the new types of applications that have emerged for that customer?

Scott Grout:	As we have talked about before, we are on a broad range of 2G, 2.5G and 3G products and our penetration across each of those three generations has gotten subsequently stronger over time. We do have applications like Push-to -Talk, Multimedia Messaging in the core of their architecture. They are experiencing strength in their business. They’re doing well in developing economies, so we are the beneficiary of both, 1) a little deeper penetration and 2) some pretty good strength in their business.

Matt Petkun:	When you look at that expanding the pipeline of design wins, at what point do you see Nokia decreasing as a percentage of total revenue and some of those new customers, I think you mentioned there were 40 of them last quarter, starting to really contribute to the top line?

Scott Grout:	Clearly we do want to see the rest of the customers broaden out well. Design wins have backed that up extremely well. We’ve got a lot of new customers and very good business with them. We want to continue to see Nokia grow, but like you, would like to see the other customers grow faster. To answer your question, I would expect, as we’ve talked about all along, as ATCA begins to ramp in a material way in 2007 and going into 2008 that will have a meaningful impact on growth of new customers.

Matt Petkun:	Do you have a sense if that’s early 2007, late 2007?

Scott Grout:	Not a strong sense. Our customers are now engineering our products into their end products. We are dependent on that process going well. We’re pretty dependent on when they release products to market and what their qualification time is and then when they see ramp. But we like the application a lot and we like the position of these customers in the market a lot.

Matt Petkun:	Scott, you had mentioned getting some IMS design wins of your own this quarter. What applications is the Promentum line serving? I’m also wondering, when we start to see those in the overall revenue mix, if you break them out into wireless or IP-based? A lot of it is going into wireless customers right now. So I’m curious to see how you will break that out- between wireless and IP — as some of these networks are starting to have a lot more IP functionality, in general.

Scott Grout:	We are getting success across wireless and wireline, as well as video and security for things like IPTV and deep packet inspection, etcetera. Between wireless and wireline, a majority of our wins are around movement to IP networking. In the wireless domain moving over to IMS — things like Media Gateway, SGSN (Serving GPRS Support Node) , GGSN ( Gateway GPRS Support Node) functionality in wireline VoIP replacement for current circuit-switch infrastructure. Wins are across both wireless and wireline, I think probably a little bit more weighted to wireless. And the common theme between both of those is around IP and movement to IP.

Operator:	Your next question comes from Ted Jackson with Dougherty & Company.

Ted Jackson:	A couple of questions. One, regarding Nokia, when you listen to the call and the commentaries that came out of it relative to the networking business, there was some frustration in margin due to the fact that the firm had been so aggressive in taking market share and it really kind of priced itself a little too competitively. And there was some tone from the management team that they were not satisfied with that and implicitly made some comments to the fact that they were going to pull back from that a bit. I guess the question is sort of two-fold. When you look at Nokia, do you have any other volume breaks that could come in and hurt your margin as you look out, if they were to continue to be as aggressive as they have been in terms of market share on the infrastructure side? And then secondly, do you have any concerns that they might be shifting their strategy and becoming a little more profit conscious?

Scott Grout:	Clearly it’s difficult for us to comment on the strategy and disposition of one of our biggest customers. We can’t comment specifically on pricing. We certainly work together to balance value in what we’re providing them. I can tell you that Nokia, along with many of the equipment makers, a) can beat up on current generation pricing and b) more importantly are moving to new generation systems like ATCA. ATCA gives you some cost advantage but moving to IP versus conventional technology- Ethernet switching, Linux based architectures, etcetera- we find that Nokia along with many of the equipment makers are looking for cost reduction via bringing in new architecture and a new way to implement the system.

Julia Harper:	And, Ted, I would say they’ve always been pretty focused on cost.

Ted Jackson:	The second question actually has to do with Convedia. Looking at the price relative to the net revenue run in drilling in on the earlier question, I know they’re looking for a pretty significant amount of growth and from my notes I understand that a big aspect of that growth comes from China and the rollout of 3G networks and that their larger partners within that region are Huawei Technologies and ZTE Corporation, but particularly Huawei Technologies. And I was curious in terms of your due diligence, have you done a fair amount of work looking into those OEM channels and do you feel comfortable that you’re going to see that ramp?

Scott Grout:	I can’t comment on specific customers. But we did do very extensive customer diligence as part of the process in terms of where they’re being deployed, how satisfied the customers are with the team, with responsiveness, with product technology and roadmap and certainly got very comfortable with the strength of their position with their bigger customers.

Ted Jackson:	Then on the platform itself, I know you talked about taking their software and media server and porting it over to your platform, which is an obvious and smart move. The other side of the coin is that they do have a fair amount of expertise at the DSP level. Do you see yourself, at some point, taking some of those proprietary products and re-spinning them to your platform and then offering them at a an enabling technology level?

Scott Grout:	Clearly we’re not prepared to comment on specific changes to our product roadmap but I think your thesis of taking advantage of their DSP hardware capability and some of the products and opportunities we have and software is valid. They have a great set of products and we have a great set of products. My expectation as we go forward is that we are going to be taking advantage of these strengths in core technologies and blending those pretty effectively.

Ted Jackson:	I’m going to step off the line but strategically I think it’s a great acquisition. Thanks.

Operator:	Your next question comes from Manish Vora with Monness, Crespi, Hardt & Co, Inc.

Manish Vora:	Question on Nokia and the Siemens transaction. Can you just comment on how this may impact your legacy business going forward and how you pursue ATCA business at both points?

Scott Grout:	It is clearly difficult to tell at this point, appropriately. They are internally developing what their integration plans will be, affects to roadmaps, etcetera. We do like the signals that we’re seeing in terms of what the partnership will look like. They have a very common agenda in terms of moving to ATCA and standards-based products and technologies for next generation. I would not expect a material change to current product that they have already in the market or redo or discontinuing those in a material way. They do have an aligned agenda on a go-forward basis and early indicators in terms of how we believe the partnership will operate. But again I’d like to emphasize these are predictions. They’re doing a great job planning internally on how they’re going to make this work.

Operator:	You have a follow-up question from David Duley with Merriman.

David Duley:	Did you recognize any ATCA revenue in the second quarter? Could you give me the number for the first quarter too?

Julia Harper:	The number in the first quarter was $600 thousand and the number for the second quarter was about $1.3 million.

David Duley:	Could you help me with the gross margin guidance in the third quarter? You gave us a bunch of statistics about things that were impacting it and could you just review that real quickly again?

Julia Harper:	Overall the gross margin guidance is that we’ll be right around 27 points. That includes about $225 thousand in stock compensation expense, so if you wanted to get to a “non-GAAP gross margin” you’d need to back that out. Most of the decrease in gross margin from the second quarter to the third quarter has to do with the product mix variation.

David Duley:	So comparing the third quarter gross margin on a GAAP-basis of 27% and the gross margin you just achieved, what was the percentage degradation between your guidance and what you just reported? Was it 1 percentage point?

Julia Harper:	It’s right around a point.

David Duley:	That’s all mix related. It doesn’t have to do with this termination of Mexico?

Julia Harper:	There’s probably a little bit of incremental transition costs in there that we baked in but most of its product mix, Dave.

David Duley:	Should we assume that your larger running businesses are going to continue to grow and that’s what you mean by mix, you have more communications and wireless-oriented revenue?

Julia Harper:	It’s a little more complicated than that Dave. We’ve always got ins and outs. Sometimes we’ve got last-time buys, purchases going on with customers of legacy products that are in bigger quantities that make our average gross margin go up or down overall. It’s not as straightforward as just saying more communications business.

David Duley:	Would the mix return to a more normal level the following quarter?

Julia Harper:	I don’t know.

David Duley:	Okay. Thank you.

Operator:	You have a follow-up question from Matt Petkun with DA Davidson & Company.

Matt Petkun::	Just along Dave’s line of questioning, what are you seeing in terms of gross margin with your recent product wins in ATCA and also COM-E once those deals hit volume?

Scott Grout:	As we mentioned in prior calls, we expect to see sort of low to mid 30s, platforms being a little bit higher, individual assets being a little bit lower. We continue to track to that objective.

Matt Petkun:	Okay. Without being too specific, it sounds like Convedia could be even slightly above those levels.

Scott Grout:	Yes.

Matt Petkun:	I’m just trying to come up with margin assumptions for next year. So that’s all I needed. Thanks.

Operator:	Thank you. And at this time there are no further questions.

Scott Grout:	Okay. I would like to thank everybody for joining us for the call. Clearly we’re very excited about results for the second quarter, the traction we’re getting in the marketplace and especially excited about bringing the Convedia team into RadiSys. We think it’s very powerful from a product standpoint, very powerful for our customers and it exposes us to an increased market. Thank you everybody and I will be talking to you soon.

Operator:	Thank you for participating in today’s RadiSys Second Quarter Earnings Release conference call. You may now disconnect.
END